Freshness Article

May 5, 2009


VANGUARD SCHEDULES SHAREHOLDER VOTE

Shareholders will vote on a number of proposals affecting the Vanguard funds at a special meeting to be held on July 2, 2009, at Vanguard's offices in Scottsdale, Arizona. The funds are asking shareholders to elect fund trustees and to approve certain changes in fund governance.


Such a vote is commonly called a proxy, because shareholders who don't plan to attend the meeting in person can choose to give Vanguard's management their "proxy," which is the right to vote on the shareholders' behalf. Every vote is important, so please be sure to review your proxy statement and respond as soon as possible if you haven't done so already.


A core part of the proxy statement is intended to standardize the funds' investment policies, some of which had become outdated or inconsistent. Standardizing the policies would not change any fund's investment goals or strategies, but would allow Vanguard to serve shareholders' needs more efficiently and cost-effectively.


Another proposal asks shareholders to elect trustees for all Vanguard funds. Eight of the ten nominees are independent of Vanguard's management, and all but one of the eight already serve as trustees of the funds. The two "inside" nominees are John J. Brennan (Vanguard's chairman and former chief executive officer) and F. William McNabb (our president and current CEO).


Also, the trustees recommend that shareholders of certain funds vote against a shareholder proposal requiring institution of procedures to prevent holding investments in companies that substantially contribute to matters such as crimes against humanity. The trustees believe that this proposal duplicates existing Vanguard procedures.


Anyone who owned shares of a Vanguard fund on the "record date," which was April 6, 2009, gets to vote--even if that person later sold those shares.


WHY YOUR VOTE IS SO IMPORTANT

Even if you have only a few shares of a fund, we encourage you to take the time to vote. Your vote does make a difference. If many shareholders choose not to vote, the funds might not receive enough votes to reach a quorum and conduct the shareholder meeting in July. If that appears likely to happen, the funds will have to send additional mailings to shareholders to try to get more votes--a process that would be very costly for the funds and thus for you as a fund shareholder.


Your vote will count toward reaching a quorum no matter how you cast it--whether you are in favor of or opposed to the proposals on the ballot. We encourage you to vote as soon as possible to make sure that your fund receives enough votes to act on the proposals. The final opportunity to cast your vote is at the shareholder meeting on July 2